Exhibit 10.2

FALCON 2000EX EASy AIRCRAFT

PURCHASE AGREEMENT

NUMBER 2000-05-07191 DFJ

This is a contract for the purchase and sale of one new Falcon 2000EX EASy aircraft.

1.	CONTRACTING PARTIES

	SELLER		BUYER
Name	Dassault Falcon Jet Corp.	Name	M.D.C. Holdings, Inc.
Address	Teterboro Airport	Address	4350 South Monaco Street
	200 Riser Road		Denver, CO 80237
Little Ferry, New Jersey 07643

Phone	(201) 440-6700	Phone	(303) 773-1100
Fax	(201) 541-4535	Fax	(303) 771-3461

Seller and Buyer acknowledge and agree by execution of this Falcon 2000EX EASy Aircraft Purchase Agreement Number 2000-05-07191 DFJ, that the exhibits attached hereto are expressly incorporated into and made a part of this Agreement. The term “Agreement” or “Purchase Agreement” shall collectively refer to this “Falcon 2000EX EASy Aircraft Purchase Agreement Number 2000-05-07191 DFJ” and all exhibits attached hereto. To the extent that any terms of this Falcon 2000EX EASy Aircraft Purchase Agreement Number 2000-05-07191 DFJ or the Special Conditions set forth in Exhibit 6 conflict, the terms contained in the Special Conditions shall control.

2.	AIRCRAFT DESCRIPTION

One new Falcon 2000EX EASy as described in the specification attached hereto as Exhibit 1 (including the Dassault Aviation/Honeywell “EASy Cockpit”) (the “Aircraft Specification”) and with the optional equipment and customized interior items as described in Exhibit 5 or later identified pursuant to Section 3 (the “Outfitting Specification”) (collectively, the “Aircraft”). The Aircraft Specification and the Outfitting Specification shall be collectively referred to as the “Specification.” The Aircraft shall be factory new with no prior damage history (other than possible Cosmetic Damage repaired to a like-new condition). “Cosmetic Damage” shall be defined to mean only items such as surface impressions, scratches, and other items of a similar nature, provided that they are engineered and approved to be blended, filled and repaired, and provided further that such Cosmetic Damage has been disclosed to and approved by Buyer prior to the Delivery Date.

3.	OPTIONAL EQUIPMENT

The optional equipment and customized interior items selected by Buyer (if any) are described in Exhibit 5. If no Exhibit 5 is attached, the optional equipment and customized interior items will be identified in a subsequent Change Order to this Purchase Agreement. Buyer shall be entitled to purchase optional equipment for the Aircraft at the prices set forth in the 2007 price list for optional equipment attached hereto as Exhibit 9 provided such selections are made by Buyer pursuant to Section 8 for a Falcon 2000 EX EASy aircraft with a Scheduled Delivery Date in calendar year 2007.

4.	PRICE

Price without optional equipment and customized interior items		$25,200,000.00	(U.S.)

Price of optional equipment and customized interior items	$	To Be Determined	(U.S.)

Total		$25,200,000.00	(U.S.)
		Plus the Price of Optional Equipment and Customized Interior Items

5.	PAYMENT SCHEDULE

Due On Signing of this Purchase Agreement	$1,260,000.00	(U.S.)

Due Twelve Months Prior To The Scheduled Delivery Date (i.e., July 31, 2006) (the “Progress Payment”)	$1,260,000.00	(U.S.)

Due On Delivery of the Completed Aircraft	$22,680,000.00	(U.S.)*
	Plus the Price of Optional Equipment and Customized Interior Items

*	See Exhibit 6, paragraph 2.

All payments must be made in United States Dollars. Payments shall be made via wire transfer of immediately available Federal Reserve Bank Funds to Seller’s designated account.

6.	SCHEDULED DELIVERY DATE AND LOCATION

The scheduled delivery date of the completed Aircraft is July 31, 2007 (See Exhibit 6, paragraph 3)(the “Scheduled Delivery Date”). The actual date of delivery of the Aircraft shall be referred to as the “Delivery Date.”

The Aircraft will be delivered at Adams Field, Little Rock, Arkansas, or other mutually agreeable location in the continental United States.

7.	AIRCRAFT AND ENGINE WARRANTIES

The Aircraft warranty is set forth in Exhibit 2. The Engine warranty is set forth in Exhibit 3. The APU warranty is set forth in Exhibit 4.

8.	SELECTION OF OPTIONAL EQUIPMENT, INTERIOR FURNISHING AND LAYOUT, INTERIOR FINISHING MATERIALS AND EXTERIOR PAINT

In order to ensure timely delivery of the Aircraft, Buyer agrees to complete its selection of optional equipment (cockpit and cabin), interior furnishing and layout, interior finishing materials (woods, leathers, fabrics, metal finish and carpets) and exterior paint design, no later than 10 months prior to the Scheduled Delivery Date. Seller acknowledges that Buyer intends to complete its selections within forty-five (45) days of the execution of this Agreement and agrees that Seller’s staff shall be available to assist Buyer in making these selections. All selections will be documented in a written change order (C.O.) to this Purchase Agreement. The C.O. will list Buyer’s selections, their prices and the impact (if any) on the Scheduled Delivery Date. The price of the optional equipment and customized interior items shall be due on delivery of the Aircraft. If Buyer fails to complete its selections on time, Seller shall have the right to adjust the Scheduled Delivery Date only to the extent reasonably necessary to account for Buyer’s delay and to adjust the Options Prices only to the extent that Seller incurs disruption costs to its production schedule as the result of the change in the Scheduled Delivery Date. Any C.O. issued with respect to the Aircraft shall be signed by both parties and clearly state the impact to the price of the Aircraft, as well as the Scheduled Delivery Date, if any.

After completion of the initial Outfitting Specification, Buyer may request additional changes to the Aircraft by submitting such changes to Seller. Seller shall use its best efforts to advise Buyer of any expense as well as any delay in the Scheduled Delivery Date associated with such changes within ten (10) working days of Buyer’s submission or, if Seller cannot meet such ten (10) day period, the date on which Seller can notify Buyer of such change, which in no event shall be fifteen (15) days after Buyer’s submission. Within three (3) working days of Seller’s advisement, Buyer shall communicate to Seller, the changes, if any, that Buyer desires to effect and the parties will execute a C.O. documenting such changes. Seller’s right to adjust the Scheduled Delivery Date in association with Buyer’s requested changes is limited to adjustment only to the extent reasonably necessary to account for Buyer’s requested changes.

9.	PRE-DELIVERY ACTIVITIES

Buyer shall have the right to visit Seller’s Little Rock, Arkansas completion facility during the time the Aircraft is being outfitted in order to monitor its progress. To assure proper coordination, Buyer will give Seller’s authorized representative in Little Rock at least two (2) business days advance notice of any intended visit. During such visits, Seller shall provide Buyer’s representative with the use of appropriate office space and Buyer’s representatives will abide by Seller’s rules and procedures concerning plant safety and will coordinate all questions they may have concerning the Aircraft through Seller’s designated customer representative. It is understood that Buyer shall have the right to have such representative at Seller’s facility in Little Rock during the entire period the

Aircraft is in such facility for completion. All travel and living expenses related to such visits shall be borne by Buyer. Upon request, Seller shall provide a summary of discrepancies found during test flights performed by Seller and corrective actions taken to cure such discrepancies as well as periodic status reports of all interior completion milestones and any change to the Scheduled Delivery Date, along with the details of any problems that may interfere with the completion schedule. Seller shall use its best efforts to maintain the progress of completion and to meet the Scheduled Delivery Date of the Aircraft as scheduled. The interior work shall be of the highest quality and meet or exceed industry standards for corporate jet aircraft of this caliber and shall meet all of the Seller’s obligations under this Agreement.

10.	INSPECTION AND ACCEPTANCE

Seller will notify Buyer in writing at least ten (10) business days before the date the Aircraft will be tendered for Buyer’s inspection and acceptance in the condition required by this Agreement. Once notified, Buyer will complete its inspection no later than ten (10) business days after the Aircraft is tendered by Seller in the condition required by this Agreement or such longer duration as Buyer may reasonably require if Buyer in good faith believes that such extension is necessary to confirm that there is no defect in the Aircraft. As part of its inspection, Buyer shall be entitled to participate in a cold soak flight test under Seller’s command and control of no more than six (6) hours to verify that the Aircraft complies with the Specification and all of the requirements set out in this Agreement and that all of the Aircraft systems and equipment are functioning properly. Buyer shall be entitled to have up to four (4) representatives participate in the flight test and all discrepancies noted during such inspection shall be documented on Seller’s standard “Squawk List.” Seller will correct all such discrepancies to Buyer’s reasonable satisfaction at no cost to Buyer. Following Seller’s correction of such discrepancies, Buyer may re-inspect the Aircraft, including performing a reasonable test flight if required to confirm the correction of the discrepancies to Buyer’s reasonable satisfaction. It is understood that all flights performed prior to the Delivery Date shall be at Seller’s sole expense. All discrepancies which Buyer agrees that Seller may correct after the Delivery Date shall be corrected in accordance with a schedule which is mutually satisfactory to both parties, provided that Buyer shall have the right to require the correction of all discrepancies and airworthiness related items prior to the Delivery Date. In the event Buyer elects to defer the correction of any such discrepancies until after the Delivery Date, they shall be corrected as soon as practicable and in all events not later than six (6) months after Buyer’s acceptance of the Aircraft unless expressly agreed to by both parties, and all costs and expenses of correcting such discrepancies (including test flight costs as described above, if any) shall be at Seller’s sole expense.

Acceptance of the Aircraft will be evidenced by Buyer’s execution of a Memorandum of Outfitted Delivery attached hereto as Exhibit 7 which acknowledges that the Aircraft has been inspected and found to be in compliance with the terms and conditions of this Purchase Agreement except for discrepancies noted on the “Squawk List” which Buyer agrees to permit Seller to correct after the Delivery Date.

11.	TRANSFER OF TITLE AND RISK OF LOSS

Once the Aircraft has been accepted, Seller shall transfer title to the Aircraft to Buyer free and clear of all liens, security interests, mortgages, claims, charges or encumbrances by means of a written FAA bill of sale and a warranty bill of sale in the form attached hereto as Exhibit 8, which shall have been pre-positioned in escrow with Insured Aircraft Title

Service, Inc. in Oklahoma City, Oklahoma. The parties shall each be responsible for one-half of the fees of the escrow agent related to the filing of the aforementioned documents. The bill of sale will include Seller’s unconditional express warranty of clear title to the Buyer. Upon Buyer’s execution and delivery to Seller of the Memorandum of Outfitted Delivery acknowledging delivery of the Aircraft, risk of loss of the Aircraft shall automatically pass to Buyer.

12.	AIRWORTHINESS DOCUMENTATION

On the Delivery Date, Seller shall deliver a current, valid and effective Standard Certificate of Airworthiness issued by the United States Federal Aviation Administration (FAA) for the Aircraft without exception or limitation. In addition, Seller shall supply Buyer with documentation verifying that all previously issued FAA Airworthiness Directives applicable to the Aircraft which are issued as of the Delivery Date and all Mandatory issued by the Aircraft manufacturer as of the Delivery Date have been or will be complied with at no additional cost to Buyer. The aircraft shall be delivered with a United States Aircraft Registration Number to be designated by the Buyer at a later date, provided such number has been authorized for assignment to Seller. In addition, all avionics components of the Aircraft which require identification by aircraft registration shall be registered and recorded with Buyer’s designated registration number.

13.	TRAINING

The price of the Aircraft includes a standard initial training course for four (4) pilots and two (2) maintenance technicians identified by Buyer. The training program will be conducted at an authorized training facility identified by Seller and will include the standard initial training curriculum offered by the training facility for the Falcon model in question. All travel and living expenses incurred by Buyer’s representatives related to the training will be borne by Buyer.

Buyer shall schedule its training classes directly with the training facility’s representatives. The initial training must be completed no earlier than six (6) months before the Scheduled Delivery Date nor later than twelve (12) months after the Delivery Date.

The price of the Aircraft also includes recurrent training courses, at Buyer’s option, for: (i) four (4) pilots for a period of one (1) year or (ii) two pilots per year for a period of two (2) years from the Delivery Date.

14.	TAXES

14.1 Seller shall be responsible for the payment of any fees and expenses related to: (a) any and all sales, excise and other similar taxes assessed on the sale of materials or equipment to Seller for incorporation into the Aircraft, (b) any personal property taxes assessed against the Aircraft or any part thereof prior to the Delivery Date, and (c) the income of Seller resulting from the sale of the Aircraft or otherwise.

14.2 Buyer shall be responsible for the payment of all other taxes including all other sales, excise or use taxes assessed in connection with the transactions described in this Purchase Agreement including, if necessary, giving Seller a tax certification or tax indemnification as set forth below:

(A)	A tax certification which may be required by Seller under the existing laws and regulations of the jurisdiction agreed to in paragraph 6 of this Agreement; or

(B)	A tax indemnification in those jurisdictions where Seller is not required to administer the laws and regulations of said jurisdiction.

14.3 Seller agrees to indemnify and hold Buyer and its officers, directors, employees, shareholders and affiliates harmless with respect to any of the taxes, fees, commissions or other charges noted in paragraph 14.1 above. Buyer agrees to indemnify and hold Seller and its officers, directors, employees, shareholders and affiliates harmless with respect to any of the taxes, fees, or other charges noted in paragraph 14.2 above.

15.	COSTS RELATED TO EXPORT SALES

If Buyer intends to export the Aircraft out of the United States immediately after title transfer, Seller shall supply an FAA Export Certificate of Airworthiness to Buyer at no cost. All costs related to importing, certifying and registering the Aircraft in the foreign country shall be borne by Buyer. Buyer will notify Seller if it intends to export the Aircraft out of the United States as soon as possible after execution of this Agreement.

16.	EXCUSABLE DELAYS

Seller shall not be responsible for delays or failures in performance due to the occurrence of events outside of its control and without its negligence. Such events include but are not limited to strikes (other than by Seller’s employees), storms, floods, acts of war, fires and interruption of utility services. Should such an event occur, Seller shall promptly notify Buyer in writing regarding the cause of the delay or failure and the expected impact on its contractual performance.

If any excusable delay is anticipated by Seller to exceed ninety (90) days from the Scheduled Delivery Date, Buyer may terminate the Purchase Agreement and all payments made under this Purchase Agreement shall be immediately returned to Buyer. If the delivery is delayed more than ninety (90) days from the Scheduled Delivery Date due to excusable delay as described above and Buyer does not elect to terminate the Purchase Agreement, then Seller shall pay Buyer interest on all payments received from Buyer calculated at a rate equal to the three (3) month LIBOR rate as published in the Wall Street Journal plus 100 basis points adjusted quarterly from the 91st day from the Scheduled Delivery Date until the Delivery Date. In the event Buyer elects to receive such payments, such payments will be credited against the final invoice and shall constitute Buyer’s sole remedy for delivery delay; provided however, that Buyer may elect to terminate this Purchase Agreement and receive back its payments during any continued delay (i.e., after the 90th day of the excusable delay period) but upon such termination shall not be entitled to interest on the return of its payments.

17.	DEFAULT

17.1 Except for excusable delays, Seller shall be deemed to be in material default if it fails to deliver the Aircraft in the condition required by this Agreement to Buyer within sixty (60) days of the Scheduled Delivery Date or any revised delivery date contained in a C.O. to this Agreement. In such event, and if Buyer has not elected to make Seller’s standard progress payments, then Buyer shall no longer be responsible for interest on the unpaid portion of each of Seller’s standard payments as set forth in Section 2 of Exhibit 6. In such event, and if Buyer has elected to make Seller’s standard progress payments, Seller shall pay interest at a rate equal to the three (3) month LIBOR rate as published in the Wall Street Journal plus 100 basis points adjusted quarterly commencing with the 31st day after the Scheduled Delivery Date or any revised delivery date contained in a C.O. to this Agreement, until the date the outfitted Aircraft is actually delivered to Buyer, and Buyer shall receive a credit for such sum on the final invoice for the Aircraft.

In the event the Aircraft is not delivered to Buyer due to Seller’s default on or before the sixtieth (60th) day beyond the Scheduled Delivery Date, or any revised delivery date contained in a C.O. to this Agreement, Buyer shall have the option to: a) terminate the Purchase Agreement and receive an immediate refund of all sums on deposit, in which case Buyer and Seller shall have no further obligations except as provided in the Purchase Agreement; or b) accept use of a Seller-provided replacement Falcon 2000EX EASy, or other comparable Falcon 2000 aircraft reasonably acceptable to Buyer, for specific flights agreed to by both parties, at no cost to Buyer other than operating expenses for the replacement aircraft for an interim period until delivery of the Aircraft. Buyer’s election to accept the use of a Seller-provided replacement Falcon aircraft shall not affect Buyer’s right to terminate this Agreement under option a) above at any time after the sixtieth (60th) day after the Scheduled Delivery Date or any revised delivery date contained in a C.O. to this Agreement in the event of a continuing delay in the delivery of the Aircraft.

17.2 Buyer shall be deemed to be in material default if it: (i) fails to make any payment when due hereunder (subject to a five (5) day grace period to cure such default after receipt of written notice of default from Seller); (ii) fails to accept title to the Aircraft when the Aircraft is properly tendered by Seller in accordance with the requirements of this Agreement; or (iii) upon the occurrence of any of the events set forth in Section 17.3 below. In the event of Buyer’s default hereunder, Seller, as its sole remedy, shall have the right to retain all payments previously made by Buyer under this Purchase Agreement up to a maximum amount of five percent (5%) of the fully outfitted price of the Aircraft, unless such default occurs within ten (10) months prior to the Scheduled Delivery Date, in which case the Seller may retain up to a maximum of ten percent (10%) of the fully outfitted price of the Aircraft. The retention of such funds by Seller shall constitute liquidated damages for Buyer’s default.

17.3 Either party shall be deemed to be in default immediately and without prior notice upon the occurrence of any of the following events:

(a)	The insolvency of such party;

(b)	The institution by or against such party of any voluntary or involuntary proceedings under any insolvency or bankruptcy law;

(c)	The adjudication of such party as bankrupt or insolvent;

(d)	The appointment of a receiver of such party’s property; or

(e)	The assignment by such party for the benefit of creditors.

17.4 Upon destruction of the Aircraft or damage to the Aircraft beyond economic repair which occurs prior to the Delivery Date, Buyer may elect in its sole discretion to: (a) terminate this Purchase Agreement and upon such termination, Seller shall promptly return to Buyer all payments previously made by Buyer to Seller plus interest (unless due to an excusable event) calculated at a rate equal to the three (3) month LIBOR rate as published in the Wall Street Journal plus 100 basis points adjusted quarterly from the time of receipt of funds by Seller to the time of refund to Buyer, and neither party shall have any further obligation to the other, or (b) to be assigned to the next available Falcon 2000EX EASy aircraft, (subject to the rights of other customers similarly situated). If Buyer elects to be assigned the next available Falcon 2000EX EASy aircraft, the total purchase price of the next available aircraft will be subject to a reasonable price adjustment for escalation and a reasonable adjustment for any new or additional equipment, improvements in the replacement aircraft, or reduction in the list price of such aircraft. Buyer must provide notice to Seller of its exercise of this option within thirty (30) days of Seller’s notice of such destruction or damage or Buyer shall be deemed to have elected option (a) above. The payment schedule for the replacement aircraft shall take into account the monies already held by Seller.

18.	LIMITED RIGHT OF ASSIGNMENT

This Purchase Agreement and the rights created hereunder are not assignable by either party except that Buyer may assign this Purchase Agreement in the following limited circumstances:

(A)	To a bank or other financial institution as part of a financing arrangement; or

(B)	To a leasing company where Buyer or an affiliate of Buyer, or any entity controlled by the majority shareholder of Buyer or Buyer’s parent intends to operate the Aircraft as a lessee after delivery to the leasing company; or

(C)	To a wholly owned subsidiary, parent or affiliate of Buyer, or any entity controlled by the majority shareholder of Buyer or Buyer’s parent, so long as such party actually intends to operate the Aircraft and so long as the controlling ownership interest in such party does not change (As used herein, the term affiliate shall mean an entity within the same ownership control group as Buyer); or

(D)	As set forth in paragraph 25.

In any of the above situations, Buyer will furnish Seller with a copy of the written assignment document at least five (5) days prior to the effective date of the assignment. Any other attempted assignment shall be void and without legal effect.

19.	CHOICE OF LAW

Both parties agree that this Purchase Agreement shall be interpreted under and performance shall be governed by the laws of the State of New York, United States of America.

20.	NOTICES

Any notice provided by the parties under this Agreement shall be deemed properly served if delivered by hand or sent via telefax, certified mail or express overnight mail to the address listed in this Purchase Agreement or any subsequent address supplied by either party. Express mail sent to Seller should be addressed to Teterboro Airport, 200 Riser Road, Little Ferry, New Jersey 07643, Attention: General Counsel.

21.	SPECIAL TERMS AND CONDITIONS

Any special terms and conditions related to this transaction are set forth in Exhibit 6 (the “Special Conditions”).

22.	ENTIRE AGREEMENT

This document and its attachments contain the entire agreement between the parties with respect to the purchase and sale of the Aircraft. This Purchase Agreement may only be modified or amended by a written document signed by both parties.

23.	CONFIDENTIALITY

Seller agrees not to disclose the identity of or any information about Buyer to any other person without prior written consent of Buyer, except as required by law or to carry out Seller’s obligations under this Agreement. Each party agrees not to disclose the terms and conditions of this Purchase Agreement to any other person without prior written consent of the other party, except: (a) as required by law; (b) to permitted assigns under Section 18 of this Purchase Agreement; (c) in connection with the maintenance of the Aircraft or any part thereof, or the sale, lease or other disposition of the Aircraft and (d) to such party’s accountants, lawyers, agents, consultants and lenders.

24.	COUNTERPARTS

This Purchase Agreement may be executed by facsimile transmission in two or more counterparts, each of which shall be deemed an original and shall be effective when executed by both parties. Following such transmission, the parties agree that executed originals will be forwarded by mail or courier to the respective parties.

25.	TAX FREE EXCHANGE

Buyer may structure the transaction herein contemplated as the transfer of relinquished property and/or receipt of replacement property pursuant to a like-kind exchange under the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder and pursuant to a sales/use tax trade-in under Buyer’s applicable state law. In addition, Buyer expressly reserves the right to assign its rights together with its obligations, in this Agreement to an Exchange Accommodation titleholder as provided in Revenue Procedure 2000-37, 2000-40 IRB 1 (September 15, 2000), a qualified intermediary or a dealer entity, on or before the Delivery Date, and such assignment shall be in writing and consented to by Seller. Seller agrees to cooperate with Buyer if requested by Buyer to structure the transaction in such manner, including, without limitation, the execution of any documents, including an amendment to this Agreement, provided, Seller incurs no additional cost or expense and is held harmless against any liability arising because of the intended like-kind exchange or sales tax trade-in, or any challenge to or failure of this transaction to qualify for such treatment.

SELLER		BUYER

DASSAULT FALCON JET CORP.		M.D.C. HOLDING, INC.

By:	/s/ unrecognizable	By:	/s/ Michael Touff
Title:	Vice President	Title:	Senior Vice President
Date:	November 7, 2005	Date:	November 7, 2005

EXHIBIT 6 … 2000-05-07191

SPECIAL CONDITIONS

NOTWITHSTANDING ANY PROVISIONS TO THE CONTRARY APPEARING ELSEWHERE IN THE AGREEMENT, THE FOLLOWING SPECIAL CONDITIONS ARE HEREBY INCORPORATED AND SHALL PREVAIL IN THE EVENT OF CONFLICT WITH OTHER PROVISIONS OF THE AGREEMENT

1.	Discount:

As a point of clarification, the total price which appears in Section 4 on the face of the Agreement includes a special discount granted to Buyer from Seller’s List Price in the amount of One Million Four Hundred and Fifty Thousand Dollars ($1,450,000.00).

2.	Payments:

It is understood that the balance due upon delivery of the Aircraft cited in Section 4 of this Agreement shall be adjusted to include the aggregate amount of interest which Seller would have earned had Buyer made Seller’s standard payments in lieu of the actual payments made under this Agreement. As set forth below, such interest shall be calculated by reference to the following schedule:

Date	Standard Payments	Actual Payments	Unpaid Portion
Upon Execution Hereof	$1,260,000	$1,260,000	Not Applicable
January 31, 2006	$2,520,000	None	$2,520,000	*
Progress Payment (i.e., July 31, 2006)	$5,040,000	$1,260,000	$3,780,000	*
January 31, 2007	$7,560,000	None	$7,560,000	*

*	With respect to these payments, Buyer shall pay interest on the unpaid portion for each payment described above. Interest shall be calculated at a rate equal to the three (3) month LIBOR rate as published in the Wall Street Journal plus 100 basis points adjusted quarterly from the date each payment was scheduled to be made and terminate on the actual Delivery Date unless such actual Delivery Date was delayed due to a cause other than Buyer’s fault in which case the interest payment period shall terminate on the Scheduled Delivery Date set forth in this Agreement.

EXHIBIT 6 … 2000-05-07191

Notwithstanding the foregoing, Buyer may, at its option, elect to make the standard payments set forth above. If Buyer so elects, Buyer shall no longer be responsible for interest on the unpaid portion as described above as of the date Buyer makes full payment of the outstanding standard payments.

3.	Delivery Quarter:

As noted in Section 6, the Scheduled Delivery Date for the Aircraft is July 31, 2007. It is understood that Buyer has specifically contracted with Seller to purchase the Aircraft due to its current desire to purchase the last Falcon 2000EX EASy delivery position scheduled for delivery by Seller in the third calendar quarter of 2007. For valid business reasons, Buyer has requested and Seller has agreed to grant Buyer the option to purchase another Falcon 2000EX EASy aircraft (“Later Aircraft”) in lieu of the Aircraft under certain agreed conditions. Accordingly, Buyer and Seller agree to utilize the following procedure in connection with such option to purchase the Later Aircraft.

As soon as it has been determined, but in no event earlier than December 9, 2005, Seller shall notify Buyer in writing that the Aircraft covered by this Agreement is the last Falcon 2000EX EASy aircraft available for sale with a Scheduled Delivery Date during the third calendar quarter of 2007. (This assumes that such event occurs prior to the twelve (12) month payment due under Section 4 of this Agreement).

Once Seller has provided such notification to Buyer, Buyer shall have four (4) business days to provide written notice to Seller which:

(i)	confirms to Seller that Buyer wishes to purchase the Aircraft to be delivered in July, 2007 and waive any further rights it may have under this clause; or

(ii)	requests that Seller reschedule the Scheduled Delivery Date to correspond with the last Falcon 2000EX EASy delivery position scheduled for delivery by Seller in the fourth calendar quarter of 2007 or the next quarter in which Seller has a position available; or

(iii)	advises Seller that Buyer wishes to terminate this Agreement and receive a prompt refund of all payments it has made to Seller under this Agreement (without interest), at which time both parties shall be deemed automatically released from any further rights or obligations hereunder, except Seller’s obligation to return the payments. Seller shall return such payments within two (2) business days.

Should Seller fail to receive such notice within said time period, Buyer shall be deemed to have selected option (ii) above, unless Seller’s notification to Buyer is for the last Falcon 2000EX EASy aircraft available in the 4th quarter of 2008, in which case Buyer shall be deemed to have selected option (iii) above.

In the event Buyer exercises its option under (ii) above, the parties shall amend this Agreement to account for any differences in terms and conditions (including but not necessarily limited to specifications, price, payment schedule, delivery schedule, extending the commencement of interest, etc); provided, however, that the purchase

EXHIBIT 6 … 2000-05-07191

price (without optional equipment and customized interior items) described in Section 4 shall be adjusted if Buyer later confirms it wishes to purchase the Aircraft to be delivered in fourth quarter 2007 or thereafter. In such event, the parties agree that the purchase price shall be increased in accordance with the following schedule:

Delivery Quarter	Price Increase From Third Quarter 2007	New Adjusted Price
4th Quarter 2007	Plus $200,000.00	$25,400,000.00	*
1st Quarter 2008	Plus $500,000.00	$25,900,000.00	*
2nd Quarter 2008	Plus $250,000.00	$26,150,000.00	*
3rd Quarter 2008	Plus $250,000.00	$26,400,000.00	*
4th Quarter 2008	Plus $250,000.00	$26,650,000.00	*

*	Plus the Price of Optional Equipment and Customized Interior Items

It is understood that such amendment shall also contain a provision whereby Seller will be obligated to notify Buyer of the last new Falcon 2000EX EASy aircraft available for delivery in each succeeding calendar quarter through the fourth quarter of 2008. Upon receipt of each such notice, Buyer shall have the three (3) options set forth in subparagraphs (i), (ii), and (iii) above with respect to the aircraft in question. However, in the event the Progress Payment called for in Section 5 of the Purchase Agreement and Section 2 of this Exhibit 6 comes due before the applicable notice is sent by Seller, Buyer shall be required to make such payment when due; provided, however, that should Buyer fail to make such payment within five (5) business days of its due date, then this Agreement shall automatically terminate as set forth in paragraph 3 (iii) above.

Notwithstanding anything contained herein to the contrary, Buyer agrees that in the event Buyer exercises its option under (i) above, Buyer shall make the Progress Payment within two (2) business days of such exercise.

4.	Trade-In Aircraft:

At Buyer’s option, Seller shall act as Buyer’s exclusive broker in connection with the sale of Buyer’s Falcon 2000 aircraft, serial number 147 (the “Trade-In Aircraft”). Buyer shall notify Seller of Buyer’s election to exercise this option on or before six (6) months prior to the Scheduled Delivery Date.

A separate Exclusive Aircraft Sales Brokerage Agreement, the form of which is attached hereto as Exhibit 10 (“Brokerage Agreement”), will be executed at least six (6) months prior to the Scheduled Delivery Date of the Aircraft which, among other things, sets the Seller’s broker’s fee at one percent (1%), of the actual sales price paid by the purchaser of the Trade-In Aircraft, plus reasonable out of pocket marketing and advertising expenses incurred by Seller in connection with such sale. It is understood that under the terms of the Brokerage Agreement, Buyer, in its sole and absolute discretion, shall have the final decision with regard to the acceptance of any offer for the Trade-In Aircraft.

EXHIBIT 6 … 2000-05-07191

In the event the Trade-In Aircraft is not sold under the Brokerage Agreement prior to the Delivery Date of the Aircraft, Buyer shall have the additional option to trade-in the Trade-In Aircraft together with its Honeywell engines, and any and all equipment, (manuals updated to the current revision level), and loose equipment installed therein to Seller, on (at Buyer’s option) a like-kind exchange basis, at a trade-in value equal to either: (i) 95% of the fair market value of the Trade-In Aircraft; or (ii) a stipulated trade-in value of $16,774,750.00; whichever trade-in value is higher (such higher value hereinafter referred to as the “Trade-In Value”), and the Trade-In Value shall be credited towards the balance due upon delivery of the Aircraft.

It is understood that the stipulated trade-in value of $16,774,750.00 is based on Buyer trading in the Trade-In Aircraft to Seller on or before July 31, 2007 (or such later date if the Aircraft is delayed beyond its scheduled July 31, 2007 delivery date), such date to be commensurate with the Scheduled Delivery Date of the Aircraft. In the event Buyer elects to exercise its option to purchase a Later Aircraft (as defined in Exhibit 6, paragraph 3) then, the stipulated trade-in value of $16,774,750.00 shall be decreased at the rate of one half percent (0.5%) per month (or pro-rated portion thereof) for each month that elapses prior to the trade-in date.

For illustrative purposes, should Buyer elect to purchase a Later Aircraft, the parties agree that the stipulated trade-in value shall be decreased as follows:

Later Aircraft ActualDelivery Month	Depreciation Per Cent (%)	Revised Stipulated Trade-In Value
	(0.5% for 5 Months)
December 2007	(2.5%)	$16,359,554.00

No later than thirty (30) days prior to the Scheduled Delivery Date, Seller and Buyer agree to use the following procedure to determine the fair market value of the Trade-In Aircraft. For those transactions where at least three (3) retail sales of the same make and model Aircraft have occurred during the six (6) month period which immediately precedes the scheduled trade-in date, the fair market value shall be determined within thirty (30) days of such potential trade-in by taking the arithmetic average of the appraisals provided by three (3) independent aircraft brokers (one each nominated by Buyer and Seller, and a third who is acceptable to both Buyer and Seller). All such appraisals shall be based primarily upon actual sales prices of aircraft of the same make, model, and approximate serial number, adjusted for hours logged on the aircraft , its condition, maintenance status, and engine maintenance program coverage (such as MSP), for actual sales that have occurred within the preceding six (6) months. All such appraisals shall assume that a C check has been completed on the Trade-In Aircraft. The agreed upon fair market value shall be documented in writing signed by both Buyer and Seller.

For those transactions where at least three (3) retail sales of the same make and model Aircraft have not occurred during the six (6) month period which immediately precedes the scheduled trade-in date, the parties shall use a combination of the above described method to determine fair market value (assuming at least 1 retail transaction has occurred

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during the six (6) month period in question) and any other reasonable means which the appraisers agree will identify what a willing Buyer and willing Seller would pay and accept for such aircraft under the market conditions prevalent on or near the trade-in date.

In the event the Trade-In Value as determined above, exceeds the actual balance due upon delivery of the Aircraft, then any prior deposits made by Buyer shall be promptly refunded to Buyer to the extent of such excess. It is understood that upon the eventual sale of the Trade-In Aircraft by Seller, Seller shall not receive any brokerage fee from Buyer, as contemplated under the Brokerage Agreement.

Seller’s obligation to accept title to the Trade-In Aircraft on the same date title to the Aircraft is transferred to Buyer, is subject to compliance with all of the following conditions precedent:

(a)	The Trade-In Aircraft must be delivered to Seller at a mutually agreeable location within the continental United States, free and clear of all liens, claims and encumbrances of any kind, together with a valid and current Standard Certificate of Airworthiness as prescribed by the United States Federal Aviation Regulations; with no corrosion in excess of that permitted under a C check; with no prior history of incidents or accidents requiring an FAA Form 337; with continuous, up-to-date and accurate set of original Log Books in the English language; with all aircraft records kept in accordance with FAR Part 91, §91.417 and transferred in accordance with FAR Part 91, §91.419; and with all Airworthiness Directives and mandatory engine, airframe and component Service Bulletins due and applicable at the time of trade-in, complied with. On or before September 3, 2007 (but in no event later than the scheduled trade-in date), Buyer agrees, at its sole cost and expense, to perform a “C” inspection (“C check”) on the Trade-In Aircraft, which shall replace the pre-purchase inspection described in subparagraph (c) below if Buyer elects not to exercise its option to purchase a Later Aircraft. The Trade-In Aircraft shall be enrolled in MSP and shall be fully paid up by Buyer for all hours logged on the engines and APU as of the time of trade-in to Seller. The Trade-In Aircraft shall be enrolled in CAMP Systems International Computerized Aircraft Maintenance Program (or equivalent) and be fully paid up by Buyer as of the time of trade-in to Seller. Additionally, the Trade-In Aircraft shall have no cracks, tears, wrinkles, abrasions, leaks, deformities or other similar deficiencies that are outside the manufacturer’s maintenance manual (MRI) limits, at time of delivery, except for normal wear and tear items.

(b)	All systems and equipment installed in the Trade-In Aircraft shall be in correct operating condition in accordance with the manufacturer’s specifications upon transfer of title to Seller. The Trade-In Aircraft shall have been maintained in accordance with the manufacturer’s recommended maintenance program, and if it has not been so maintained, Buyer shall bear the expense of bringing the Trade-In Aircraft up to the manufacturer’s recommended inspection program (5-10) items, and the recommended maintenance program (5-20) items, with all required time and calendar actions completed without deferment or extension.

(c)	In the event Buyer elects to exercise its option to purchase a Later Aircraft, the Trade-In Aircraft and its original airframe and engine Log Books and records shall

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be subject to a satisfactory standard Dassault pre-purchase inspection prior to the time of title transfer to Seller. This pre-purchase inspection requires a minimum of fifteen (15) business days including resolution of any resultant airworthiness discrepancies. As part of this pre-purchase inspection, Seller shall have the right to an acceptance flight in accordance with the manufacturer’s standard acceptance check flight procedures, not to exceed three (3) hours in duration. If Seller desires the check flight to exceed three (3) hours, Seller shall reimburse Buyer $2,500 per hour (or a portion thereof) in excess of three (3) hours. The pre-purchase inspection will be performed at a facility (in the continental United States) designated by and at the expense of Seller. Any defects or malfunctions of an airworthy nature which may be discovered during the course of such pre-purchase inspection, shall be corrected at Buyer’s expense prior to delivery of the Trade-In Aircraft to Seller, or if Seller agrees, at a mutually agreeable time following transfer of title to Seller.

If the Trade-In Aircraft does not meet the conditions set forth herein, Seller shall not be obligated to accept the Trade-In Aircraft in trade under this Agreement unless the parties mutually agree to an acceptable modification to the aforementioned terms. Further, Buyer’s Trade-In option shall automatically terminate if for any reason Buyer fails to take delivery of the Aircraft.

It is understood that if Seller takes title to the Trade-In Aircraft it will be for the purpose of resale. Accordingly, Seller shall commence efforts to sell the Trade-In Aircraft upon execution of the aforementioned Exclusive Aircraft Sales Brokerage Agreement with the intention of delivering the Trade-In Aircraft to the new purchaser as soon as practicable after Buyer takes delivery of the Aircraft. In this regard, Buyer hereby agrees to make the Trade-In Aircraft reasonably available for inspection by prospective third party purchasers commencing immediately upon execution of the Exclusive Aircraft Sales Brokerage Agreement at mutually agreeable times and locations.

If, after the trade-in occurs, Seller resells and delivers the Trade-In Aircraft to a third party purchaser within ninety (90) days after the date of transfer of title to Seller, the following will apply:

•	If the resale price paid by the new purchaser is equal to or less than the Trade-In Value, no further action will be taken.

•	If the resale price paid by the new purchaser is more than the Trade-In Value, the excess amount shall be distributed as follows:

•

From such excess amount, Seller shall retain any reasonable out of pocket marketing commissions, and/or advertising costs paid or incurred by Seller in the brokering and sale of the Trade-In Aircraft, and any carrying, refurbishment cost (including but not limited to paint, interior, engine and/or avionic upgrades), demonstration and maintenance costs incurred by Seller in marketing and holding the Trade-In Aircraft in its inventory prior to transfer of title to the new purchaser.

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•	Thereafter, Seller shall retain fifty percent (50%) of the remaining amount of such excess and shall promptly refund to Buyer the other fifty percent (50%).

SELLER AGREES THAT THE TRADE-IN AIRCRAFT IS SOLD TO SELLER “AS IS”. EXCEPT FOR THE WARRANTY OF TITLE, SELLER ACKNOWLEDGES AND AGREES THAT NEITHER BUYER NOR ANY OF ITS AGENTS HAS MADE, AND THAT THERE ARE NO OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE TRADE-IN AIRCRAFT INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY OR FITNESS FOR PARTICULAR USE APPLICABLE TO TRADE-IN AIRCRAFT OR ANY EQUIPMENT APPLICABLE THERETO. SELLER AGREES THAT UPON SELLER’S ACCEPTANCE OF THE TRADE-IN AIRCRAFT AT DELIVERY AND SELLER’S ISSUANCE OF EXHIBIT 10 ATTACHED HERETO, SELLER WILL HAVE INSPECTED THE TRADE-IN AIRCRAFT AND FOUND IT TO BE IN ACCORDANCE WITH THIS AGREEMENT, AND ANY RIGHT TO OBJECT THERETO IS DEEMED WAIVED. SELLER HEREBY EXPRESSLY WAIVES ANY CLAIM FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

Seller and Buyer agree to execute the Confirmation of Trade-In Aircraft Delivery attached hereto as Exhibit 11 at the time the Trade-In Aircraft is delivered to Seller. Simultaneously with the delivery of the Trade-In Aircraft, Buyer agrees to provide Seller with an FAA Bill of Sale for the Trade-In Aircraft and Seller agrees to execute a mutually agreeable credit memo toward the purchase of the Aircraft and deliver it by facsimile to Buyer.

Seller shall be responsible for claims for taxes related to the sale and delivery of the Trade-In Aircraft to the new purchaser, excluding any income taxes owed by Buyer as the result of such transaction.

Seller shall provide Buyer with appropriate supporting documentation evidencing any out-of-pocket expenses for which Seller seeks reimbursement under this section 4. Buyer reserves the right to review Seller’s records regarding all such expenses for which Seller requests reimbursement under this section to ensure the same are both reasonable and appropriate.

5.	Move Up Option:

Buyer has indicated its desire to take delivery of a new Falcon 2000EX EASy aircraft at the earliest practicable date. Accordingly, Seller agrees that if a similar new Falcon 2000EX EASy aircraft becomes available for sale and delivery prior to the Scheduled Delivery Date, Seller hereby grants to Buyer a right of first refusal to purchase said aircraft in lieu of the Aircraft covered by this Agreement. It is understood that the configuration, price, payment, and delivery terms for such substitute aircraft will be determined by Seller and presented to Buyer at the time such substitute aircraft is offered to Buyer. Once Seller has notified Buyer of the availability of the substitute aircraft, Buyer shall have three (3) business days to confirm to Seller that it is exercising its right of first refusal. In such event, the parties shall amend this Agreement to account for any

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differences in terms and conditions, which are applicable to the substitute aircraft. Further, it is understood that the right granted herein is given on a one-time basis (i.e., once the offer has been extended by Seller and rejected or accepted by Buyer, no further offers will be made) and is subject to any pre-existing binding and enforceable right to purchase the substitute aircraft that may have been granted by Seller prior to the date of this Agreement. The provisions of this paragraph shall expire on the date, which is ten (10) months prior to the Scheduled Delivery Date of the Aircraft covered by this Agreement.

6.	Mandatory Service Bulletins:

All FAA Airworthiness Directives (other than those applicable to an entire class of aircraft which are certified under Part 25), and all Mandatory Service Bulletins issued by the manufacturer, on or before the fifth (5th) anniversary of the Delivery Date shall be fully complied with by Seller at no additional cost to Buyer.

7.	Cabin Sound Level:

The Falcon 2000EX EASy Aircraft is completed with an overall interior cabin sound level design goal of 56 dB (SIL) measured as the average cabin sound level at FL 410 at a speed of .80 Mach. The Aircraft will be tested in accordance with Seller’s standard procedures, and the average speech interference level will be based upon the arithmetic average of the sound pressure levels in the 1000, 2000 and 4000 HZ octave bands. The cabin sound level design goal will be influenced by the interior materials selected by the Buyer, and such interior materials will have an impact on the final sound levels, which are achieved. Throughout the production process, Seller will advise the Buyer of the projected effects of interior materials on noise levels at the time the materials are selected by the Buyer.

Seller shall use its best efforts to deliver the Aircraft to Buyer with a cabin sound level no higher than 57 dB (SIL), and Buyer shall not be obligated to accept the Aircraft if the interior cabin sound level exceeds 57 dB (SIL) measured as described above. In the event the interior cabin sound level exceeds the 59 dB (SIL), Buyer shall have the option of terminating this Agreement by written notice to Seller, whereupon Seller shall promptly (within three (3) business days) return all money previously paid by Buyer hereunder. Seller shall advise Buyer immediately if any of the interior completion materials selected by Buyer will have an adverse impact on the final sound levels of the Aircraft. In such event, Seller shall offer Buyer similar alternative materials which would not adversely affect the final sound levels of the Aircraft.

8.	Demonstration Flight:

Seller shall provide Buyer with a demonstration flight on a Falcon 2000EX aircraft. The details of such flight shall be finalized subsequent to the execution of this Agreement and shall be mutually agreeable to the parties. Buyer hereby agrees to reimburse Seller for flight hours flown during such trips including any positioning and/or deadheading flights, at Seller’s hourly demo rate of US$2,500.00 per flight hour for U.S. domestic flights and US$3,000.00 per flight hour for international flights. The hourly demo rate represents reimbursement of direct operating costs as allowed by FAR 91.501, but does not include

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any federal, state, or local taxes, which may apply. Such flight hours shall be conducted in accordance with FAR 91-501 as a “Time Sharing Agreement.” This hourly demo rate represents reimbursement of direct operating costs as allowed by FAR 91.501. Such amount may be increased by any applicable federal, state, or local taxes.

Such charge, in addition to any prior demonstration flight charges incurred by Buyer, shall be waived by Seller if Buyer completes its purchase of the Aircraft.

9.	Intentionally Omitted.

10.	Specification:

As a clarification of the note appearing on page 2 of Exhibit 1, Seller will accomplish any substitution of equipment only after notice to and consent by Buyer. Buyer shall not unreasonably withhold such consent if the substituted equipment, in Buyer’s reasonable discretion: (a) is equivalent to or improves the Aircraft, (b) does not inhibit Aircraft performance or adversely affect the value, stability, control, utility, maintenance or appearance of the Aircraft in any way, (c) shall not affect the Scheduled Delivery Date, and (d) shall not be inconsistent with the Outfitting Specification. The total purchase price will not be increased as a result of any such changes and all costs and expenses for or related to such changes will be borne by Seller.

11.	New Aircraft:

Except for flight hours accumulated during normal manufacturing, maintenance, ferry and flight test activities (approximately thirty-five (35) hours), the Aircraft and its engines (including the APU) will be new as of the Delivery Date to Buyer. Further, all parts, equipment, accessories and components installed on the Aircraft at the Delivery Date shall be new, except that Seller reserves the right to substitute serviceable components, equipment, accessories and parts on the Aircraft in the event of a failure or malfunction to a part or component during completion of the Aircraft. Seller shall notify Buyer of the installation of each such serviceable part and such part(s) shall qualify for full warranty protection in accordance with Exhibit 2 of this Agreement. Any serviceable components, equipment, accessories and parts installed on the Aircraft at the time of delivery shall be replaced by Seller with a new part at the earliest practicable date at no cost to Buyer.

12.	Avionics:

Seller represents that the FMS and all other avionics on the Aircraft shall be equipped with the latest software version available and certified for installation and operation (for its intended use) on the Falcon 2000EX EASy as of the Delivery Date at no additional expense to Buyer.

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13.	Optional Equipment:

In the event that, prior to the Delivery Date of the Aircraft, any chargeable optional equipment selected by Buyer becomes a non-chargeable optional equipment as determined and published by Seller, and Seller does not increase the price of the basic aircraft to account for the installation of such non-chargeable optional equipment, then Buyer shall receive a corresponding credit to make such optional equipment free of charge.

14.	Aircraft Maintenance:

Seller represents and warrants that the Aircraft’s maintenance is, and will be on the Delivery Date, up-to-date under the manufacturer’s recommended maintenance program in accordance with FAR 91.409 (f) (3). Except for the components listed in the aircraft inspection handbook, all airframe maintenance periods shall commence as of the Delivery Date. Seller further represents that all Aircraft systems are, and will be on the Delivery Date, properly operational. Additionally, Seller agrees that all two (2) year calendar-based maintenance items will be complied with no earlier than thirty (30) days prior to the Delivery Date at no additional cost.

15.	Guarantee:

Seller shall deliver to Buyer the fully executed guarantee of its parent company, Dassault Aviation, in the form annexed hereto as Exhibit 12 (the “Guarantee”), no later than forty-five (45) days after the date of execution of this Agreement. If Seller fails to provide such Guarantee to Buyer within such period, Buyer shall have the option of terminating this Agreement by written notice to Seller, whereupon Seller shall promptly (within two (2) business days) return all money previously paid by Buyer hereunder with interest. Such interest shall be calculated at the same rate and under the same conditions as set forth in paragraph 17.1 (DEFAULT) of this Agreement.

16.	Aircraft Condition:

Seller represents and warrants that the Aircraft will, at no additional cost to Buyer, comply with the following as of the Delivery Date:

(a)	The Aircraft shall be airworthy with all systems properly and fully operational in accordance with its FAA certification.

(b)	The engines shall: (i) each bear a stamp reflecting a manufacture date no earlier than fifteen (15) months prior to the Scheduled Delivery Date; (ii) not have been previously rejected for installation on any aircraft by anyone, including, but not limited to, Honeywell or Seller or any of Seller’s customers due to damage or a failure to conform to the engine’s specifications unless otherwise agreed to by Buyer in writing; (iii) have reasonably matched serial numbers with identical modification status; (iv) have been installed on the Aircraft as of the initial flight test at the issuance of the Certificate of Airworthiness; (v) not have been previously placed in service on any delivered aircraft; and (vi) shall have all outstanding Airworthiness Directives complied with. Notwithstanding the above, Seller and/or the Manufacturer shall have the right to remove any engine installed on the Aircraft at any time prior to the Delivery Date in order to perform required maintenance, service bulletin compliance and the like.

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(c)	The Aircraft shall be fully capable of all current international operating standards, including Minimum Navigation Performance Specifications (MNPS), Reduced Vertical Separation Minimums (RVSM), National Air Traffic Services (NATS), B-RNAV (RNP-5) and RNP 10 compliant. The Aircraft shall be fully capable of all domestic operations permitted under Federal Aviation Regulations, including Domectic Reduced Vertical Separation Minimums (DRVSM).

(d)	All radios shall be capable of tuning in 8.33 kHz increments and shall comply with all FM immunity requirements.

(e)	All Seller identified product enhancements released prior to the Delivery Date as standard in all new Falcon 2000EX aircraft and which do not involve a price increase, shall, at Buyer’s election, be incorporated into the Aircraft prior to the Delivery Date.

(f)	The Aircraft and its parts shall be free from defect in manufacturing design and workmanship.

(g)	The Aircraft shall conform to the Falcon 2000EX Type Certificate issued by the FAA and the terms of this Agreement.

(h)	The Aircraft shall have no damage history, except as set forth in Section 2 of this Purchase Agreement.

(i)	The Aircraft shall be capable of the highest certified maximum gross takeoff weight for this model at the time of delivery to Buyer.

17.	Infringement:

The following terms apply to any infringement, or claim of infringement of any patent, trademark, copyright, trade secret, or other proprietary interest based on the manufacture, installation, use, lease, or sale of any information, process or material, or program documentation furnished to Buyer under this Purchase Agreement or in contemplation of this Purchase Agreement (“Patent”). Seller shall indemnify and hold Buyer and its officers, directors, employees, shareholders and affiliates harmless for any loss, damage or expense arising out of any actual or alleged infringement of any U.S. or foreign Patent. In the event that a final injunction shall be obtained prohibiting Buyer’s use of the Aircraft or the use of any item purchased under this Purchase Agreement and covered by Seller’s indemnity under this Section 17 by reason of infringement of any Patent as aforesaid, Seller at its option and expense, shall either:

(a)	procure for Buyer the right to continue to use the Aircraft or any item purchased under the Purchase Agreement; or

(b)	replace or modify the infringing item so that there is no Patent infringement as to such item.

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Seller represents and warrants to Buyer that it is not aware of any claim that the Aircraft or any component incorporated therein infringes any Patent. The Seller shall defend or settle, at its own expense, any action or suit for which it is responsible under this clause. Each party shall notify the other promptly of any claim of infringement and shall cooperate with each other in every reasonable way to facilitate the defense of any such claim.

18.	Duration of Engine Warranty:

Notwithstanding the terms and conditions set forth in Exhibit 3 to the Agreement, Seller hereby confirms and commits that regarding the engines installed on the Aircraft and their respective warranty, Seller shall ensure that the duration of the engine warranty contained in Exhibit 3 shall be sixty (60) months or three thousand (3,000) operating hours from the Delivery Date to Buyer.

19.	APU Warranty Duration:

Notwithstanding the terms and conditions set forth in Exhibit 4 to the Agreement, Seller hereby confirms and commits that regarding the APU installed on the Aircraft and its respective warranty, Seller shall ensure that the duration of the APU warranty contained in Exhibit 4 shall be sixty (60) months or two thousand (2,000) operating hours from the Delivery Date to Buyer.

20.	Interior Certification:

Seller’s primary means to certify the interior of the Aircraft shall be per FAA Supplemental Type Certificates. FAA Form 337 Field Approvals shall be used on a limited/as needed basis at Seller’s reasonable discretion.

21.	Warranty:

Except for warranty work on the Aircraft’s interior cabin furnishings and exterior paint, Seller agrees that Buyer may utilize Mountain Aviation Inc.’s (“MA”) fully qualified mechanics and technicians who are properly licensed and have successfully completed the initial authorized training course identified by Seller as described in Section 13 of this Agreement in order to accomplish the warranty labor contemplated by Article 3B of Exhibit 2 to this Agreement with respect to the Aircraft. Further, MA agrees to utilize the appropriate tooling and documentation identified by Seller’s customer service and warranty departments during the warranty period described in Article 3B. In such event, Seller shall provide Buyer with a credit to its account equal to Seller’s standard time allowances for said warranty work multiplied by Seller’s then prevailing labor rate or MA’s then prevailing labor rate, whichever is lower.

22.	Parts Removal During Outfitting:

During the outfitting of the Aircraft, Seller shall use its best efforts not to remove or permit any other party to remove, any part or component from the Aircraft without Buyer’s prior consent which shall not be unreasonably withheld, delayed or conditioned.

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23.	Recommended Service Bulletins:

No later than 10 months prior to the Scheduled Delivery Date, representatives of Seller and Buyer shall review all of the Aircraft manufacturer’s Recommended Service Bulletins (including any Recommended Service Bulletins issued by the Aircraft manufacturer for the EASy avionics) which have been issued as of that date. Seller shall incorporate in the Aircraft all such Recommended Service Bulletins at no additional cost to Buyer. Any additional Recommended Service Bulletins which are issued and/or requested by Buyer within the 10 month period prior to the Scheduled Delivery Date shall be incorporated at Seller’s expense; provided, however, that Buyer shall be responsible for any incremental costs associated with furnishing the Recommended Service Bulletins after the outfitting of the Aircraft versus if the incorporation occurred prior to outfitting. Buyer shall be advised of any such additional cost prior to the incorporation of the Recommended Service Bulletin into the Aircraft and will have the right to decline to have such Recommended Service Bulletin incorporated. The incorporation of any such Recommended Service Bulletins are conditioned upon availability of the applicable kit required to accomplish the Recommended Service Bulletin in question prior to the Scheduled Delivery Date.

Exhibits 1 through 5 and exhibits 7 through 12 have been omitted.